Exhibit 10.10

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of March 31, 2021 to be effective as of April 1, 2021 (the “Amendment Effective Date”), by and between IIP-PA 1 LLC, a Delaware limited liability company (“Landlord”), and Pennsylvania Medical Solutions, LLC, a Pennsylvania limited liability company (“Tenant”).

RECITALS

A.            WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of April 6, 2018 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated December 7, 2018 (the “First Amendment”), as further amended by that certain Second Amendment to Lease Agreement dated as of January 14, 2020 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease Agreement dated as of April 10, 2020 (the “Third Amendment”) and as further amended by that certain Fourth Amendment to Lease Agreement dated as of August 25, 2020 (the “Fourth Amendment” and together with the Original Lease, the First Amendment, the Second Amendment and the Third Amendment, the “Existing Lease”), whereby Tenant leases the premises from Landlord located at 2000 Rosanna Avenue in Scranton, Pennsylvania; and

B.            WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.            Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.            TI Allowance. Subject to the terms and conditions set forth in the Lease, Landlord has agreed to increase the TI Allowance available to Tenant by Thirty Million Dollars ($30,000,000.00) (the “Additional TI Allowance”) for the construction of additional Tenant Improvements to the Premises. Accordingly, the first sentence of Section 5.1 of the Existing Lease is hereby amended and restated in its entirety as follows:

"Tenant shall cause appropriate improvements consistent with the Permitted Use (the "Tenant Improvements") to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit E (the "Work Letter") at a cost to Landlord not to exceed Forty Million Thirty-Six Thousand Six Hundred Seventy Dollars ($40,036,670.00) (the "TI Allowance")."

In addition, the last sentence of Section 5.2 of the Existing Lease is hereby amended and restated in its entirety as follows:

"In addition, Landlord’s obligation to disburse any of the TI Allowance in excess of Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000.00) shall be conditional upon the satisfaction of the following: (a) Tenant's delivery to Landlord of a certificate of occupancy for the Premises suitable for the Permitted Use, as applicable; (b) Tenant's delivery to Landlord of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor or such other form or certification as may be reasonably acceptable to Landlord; (c) Tenant's satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter; and (d) there shall be no uncured event of default by Tenant under this Lease."

3.            Base Rent. Notwithstanding anything in the Existing Lease to the contrary, in consideration of the Additional TI Allowance, commencing on the Amendment Effective Date, the monthly Base Rent shall be increased by Twenty-Two Thousand Nine Hundred Sixteen and 67/100 Dollars ($22,916.67) each month for the twelve (12) month period following the Amendment Effective Date (the “Base Rent Adjustment Period”) for an aggregate increase to Base Rent in the amount of Two Hundred Seventy-Five Dollars ($275,000.00) (the “Additional Base Rent”), subject to adjustment as set forth in this Section 3. For illustrative purposes, the chart below sets forth the incremental increases to Base Rent to account for the Additional Base Rent to be phased in during the Base Rent Adjustment Period. The Additional Base Rent shall be subject to an annual upward adjustment of two percent (2%) of the then-current Additional Base Rent, which adjustment shall become effective commencing on the second annual anniversary of the Amendment Effective Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease remains in effect. Notwithstanding anything in the Existing Lease to the contrary, the Additional Base Rent shall not be subject to the adjustments set forth in Section 6.5 of the Existing Lease.

Base Rent Adjustment Period	Amount of Additional Base Rent
4/1/21 - 4/30/21	$22,916.67
5/1/21 - 5/31/21	$45,833.33
6/1/21 - 6/30/21	$68,750.00
7/1/21 - 7/31/21	$91,666.67
8/1/21 - 8/31/21	$114,583.33
9/1/21 - 9/30/21	$137,500.00
10/1/21 - 10/31/21	$160,416.67
11/1/21 - 11/30/21	$183,333.33
12/1/21 - 12/31/21	$206,250.00
1/1/22 - 1/31/22	$229,166.67
2/1/22 - 2/28/22	$252,083.33
3/1/22 - 3/31/22	$275,000.00

4.            Property Management Fee. Notwithstanding Section 6.3.4 of the Existing Lease, there shall be no “Property Management Fee” applied against the Additional Base Rent prescribed by this Amendment. For the avoidance of doubt, this does not affect the Property Management Fee associated with the Base Rent in effect (inclusive of future escalations) prior to the Amendment Effective Date.

5.            Tenant Improvements Review Fee; Alteration Fee. Section 5.1(b) of the Existing Lease is hereby deleted in its entirety and the following is inserted in replacement thereof: “(b) Landlord’s project review, which fee shall equal the reasonable, third party costs actually incurred by Landlord in connection with its project review”. Further, Section 9.6 of the Existing Lease is hereby deleted in its entirety and the following is inserted in replacement thereof: “Tenant shall reimburse Landlord for all reasonable, third-party costs actually incurred by Landlord in connection with any Alterations, including any non-structural Alterations that do not require Landlord’s prior consent.” For the avoidance of doubt, this does not affect any project review fees paid by Tenant prior to the Amendment Effective Date.

6.            Security Deposit. Section 6.4 of the Existing Lease is hereby amended and restated in its entirety as follows:

"On or before the Execution Date of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in cash in the amount of Seven Hundred Twenty Thousand Dollars ($720,000), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. If Tenant defaults with respect to any provision of this Lease (and any such default is not remedied within applicable cure periods), then without notice to Tenant, Landlord may (but shall not be required to) apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default. If any portion of the Security Deposit is so used or applied, then Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have under any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 6.4, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 6.4, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings."

7.            Permitted Transfer. The first sentence of Section 16.8 of the Existing Lease is hereby amended and restated in its entirety as follows:

"Tenant may assign its entire interest under this Lease or sublease all or a portion of the Premises without the consent of Landlord to: (i) an affiliate, subsidiary or parent of Tenant; (ii) any entity into which that Tenant or an affiliated party may merge or consolidate; (iii) any entity that acquires all or substantially all of the assets of Tenant; each a “Permitted Transfer” and such transferee a “Permitted Transferee”, provided that (a) Tenant notifies Landlord at least twenty (20) days prior to the effective date of any such Permitted Transfer, (b) Tenant is not in default and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of the original Tenant on the day immediately preceding the effective date of such assignment or sublease and reasonably sufficient to comply with the obligations under this Lease, (d) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, (e) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant and each Guarantor; and (f) the ultimate parent company of any Permitted Transferee executes a Guaranty in favor of Landlord substantially in the form attached hereto as Exhibit D, provided such Guaranty shall not be required in the event Jushi Holdings Inc. is purchased by an unrelated third party and Jushi Holdings Inc.’s asset and subsidiary portfolio is substantially similar to what it was prior to the Permitted Transfer."

8.            Tenant Work Insurance Schedule. Exhibit E-1 of the Existing Lease is hereby deleted in its entirety and replaced with Exhibit E-1 attached to this Amendment.

9.            Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

10.            No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

11.            Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

12.            Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

13.            Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

14.            Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

15.            Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

IIP-PA 1 LLC,
a Delaware limited liability company

By:	/s/ Catherine Hastings
Name:	Catherine Hastings
Title:	CFO/Treasurer

TENANT:

PENNSYLVANIA MEDICAL SOLUTIONS, LLC,
a Pennsylvania limited liability company

By:	Jon Barack
Name:	Jon Barack
Title:	President

EXHIBIT E-1

TENANT WORK INSURANCE SCHEDULE

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.